                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14A-6(E)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                        Armor All Products Corporation
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                        Armor All Products Corporation
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Notes:

[LOGO OF ARMOR ALL APPEARS HERE]

                        ARMOR ALL PRODUCTS CORPORATION
                                   6 LIBERTY
                             ALISO VIEJO, CA 92656

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JULY 26, 1996

  The Annual Meeting of Stockholders of Armor All Products Corporation, a Delaware corporation (hereinafter called "Armor All" or the "Corporation"), will be held at 10:00 A.M. on Friday, July 26, 1996 in the Lobby Level Conference Room at 44 Montgomery Street, San Francisco, California 94104, to consider and take action upon the following matters:

    1. election of seven directors;

    2. a proposal to amend the Corporation's 1986 Stock Option Plan;

and such other business as may properly come before the meeting or any adjournment thereof.

  Holders of record of the Corporation's Common Stock at the close of business on June 3, 1996 are entitled to receive notice of and to vote at the meeting.

  To assure that your shares will be represented at the meeting, please complete, sign, date and return the enclosed proxy promptly in the envelope provided. You may revoke your proxy at any time before it is voted.

                                          By Order of the Board of Directors

                                          /s/ Nancy A. Miller

                                          Nancy A. Miller
                                          Vice President and Secretary

June 18, 1996

                        ARMOR ALL PRODUCTS CORPORATION
                                   6 LIBERTY
                             ALISO VIEJO, CA 92656

                                PROXY STATEMENT

  This Proxy Statement is being mailed on or about June 18, 1996 to stockholders of Armor All Products Corporation ("Armor All" or the "Corporation") in connection with the solicitation of proxies by the Board of Directors of the Corporation for use at the Annual Meeting of Stockholders to be held on July 26, 1996, and at any adjournment thereof, pursuant to the accompanying Notice of Meeting. Shares represented by a properly executed proxy received by the Corporation in time to permit its use at the meeting will be voted as indicated on the proxy. Stockholders may revoke the authority granted by their proxies at any time before the exercise of the powers conferred thereby by notice in writing delivered to the Secretary of the Corporation; by submitting a subsequently dated proxy; or by attending the meeting, withdrawing the proxy, and voting in person.

  It is proposed that at the meeting action will be taken upon the matters set forth in the accompanying Notice and described in this Proxy Statement. The Board of Directors knows of no other business to come before the meeting. If any other business should properly come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote thereon in accordance with their best judgment.

  The cost of soliciting proxies will be borne by the Corporation. In addition to solicitations by mail, officers and regular employees of the Corporation may solicit proxies personally or by telephone, telegraph or other means without additional compensation. Arrangements will also be made with banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and the Corporation will, upon request, reimburse them for their reasonable expenses in so doing.

  At the close of business on June 3, 1996, there were outstanding and entitled to vote at the meeting 21,331,222 shares of Common Stock. Each share of stock outstanding on such date entitles the stockholder of record to one vote on all matters submitted at the meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast will constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. If a quorum is present, a plurality of the votes cast at the meeting is required for the election of directors. Approval of the proposal to amend the Corporation's 1986 Stock Option Plan will require the affirmative vote of a majority of the aggregate number of shares present in person or by proxy at the meeting and entitled to vote on the matter. Thus, an abstention will have the same practical effect as a negative vote, but a broker non-vote has no effect.

  Participants in the Corporation's Profit-Sharing Investment Plan are entitled to instruct the Plan trustee, on a confidential basis, how to vote all shares of Armor All Common Stock allocated to their accounts under the Plan and will receive a separate voting instruction card for that purpose. All shares as to which the trustee receives no voting instructions from participants will be voted by the trustee in the same proportion as shares as to which instructions are received.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth information as of June 3, 1996, with respect to the only persons known by the Corporation to be the beneficial owners of more than five percent of its outstanding Common Stock, which is the Corporation's only class of voting securities.

                                                      AMOUNT AND NATURE
      NAME AND ADDRESS                                  OF BENEFICIAL   PERCENT
      OF BENEFICIAL OWNER                                 OWNERSHIP     OF CLASS
      -------------------                             ----------------- --------
      McKesson Corporation........................... 11,624,900          54.5
         One Post Street                              Sole voting and
         San Francisco, CA 94104                      investment power
      David L. Babson & Co., Inc..................... 1,193,700(1)         5.6
         One Memorial Drive
         Cambridge, MA 02142
      RCM Capital Management......................... 1,674,000(2)         7.8
         Four Embarcadero Center
         Suite 3000
         San Francisco, CA 94111
      Travelers Group Inc............................ 1,233,070(3)         5.8
         388 Greenwich Street
         New York, NY 10013

- --------
(1) This information is based on a Schedule 13G filed with the Securities and Exchange Commission, reporting that as of December 31, 1995, David L. Babson & Co., Inc., a registered investment adviser, had sole voting power as to 546,750 shares, shared voting power as to 646,950 shares, and sole dispositive power as to 1,193,700 shares.
(2) This information is based on an amendment to a Schedule 13G filed with the Securities and Exchange Commission by RCM Capital Management ("RCM"), on its own behalf and that of its general partner, RCM Limited L.P., and RCM Limited L.P.'s general partner, RCM General Corporation, reporting that as of December 31, 1995, RCM, a registered investment adviser, had sole voting power as to 1,502,000 shares, shared dispositive power as to 27,000 shares, and sole dispositive power as to 1,647,000 shares.
(3) This information is based on a Schedule 13G filed with the Securities and Exchange Commission, reporting that as of December 31, 1995, Travelers Group Inc., a parent holding company, had shared voting and dispositive power as to all 1,233,070 shares.

  McKesson Corporation ("McKesson") intends to vote its shares in favor of the nominees for election to the Board of Directors listed herein and for approval of the proposed amendments to the Corporation's 1986 Stock Option Plan as described in this Proxy Statement. Since the holders of Common Stock do not have cumulative voting rights and since McKesson's shares represent more than 50% of the outstanding shares of

Common Stock entitled to be voted at the meeting, McKesson will be able to elect the entire Board of Directors and approve the proposed amendments to the 1986 Stock Option Plan.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table indicates as to each director and each of the executive officers named in the Summary Compensation Table who were employed by the Corporation on March 31, 1996 and as to all directors and officers as a group, the number of shares and percentage of the Corporation's Common Stock beneficially owned as of June 3, 1996:

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL
                               NAME                              OWNERSHIP(1)
                               ----                           -----------------
      William A. Armstrong...................................          -0-
      Jon S. Cartwright......................................        6,000(2)
      Kenneth M. Evans.......................................      131,417(2)(3)
      David L. Mahoney.......................................          -0-
      David E. McDowell......................................          -0-
      Karen Gordon Mills.....................................        6,000(2)
      Alan Seelenfreund......................................          -0-
      Michael A. Caron.......................................       52,013(2)(3)
      Michael G. McCafferty..................................        3,000(3)
      Donald N. Weinberger...................................       32,739(2)(3)
      All Directors and Officers as a Group
       (13 persons)..........................................      261,953(2)(3)

- --------
(1) Unless otherwise indicated, the nature of beneficial ownership for all shares is sole voting and investment power (or with voting and investment power shared with a spouse). The shares represent less than 1% of the outstanding shares for every person, and 1.2% for all directors and officers as a group.

(2) Includes shares that may be acquired within 60 days after June 3, 1996 through the exercise of stock options granted under the Corporation's 1986 Stock Option Plan, as follows: Mr. Evans, 90,000; Mr. Caron, 34,938; Mr. Weinberger, 23,600; Mr. Cartwright, 5,000; Ms. Mills, 5,000; and all directors and officers as a group, 179,338.

(3) Includes shares held under the Corporation's Profit-Sharing Investment Plan and as to which the participant has sole voting but no investment power, as follows: Mr. Evans, 1,297; Mr. Caron, 2,677; Mr. Weinberger, 1,555; and all directors and officers as a group, 7,331; 33,050 shares subject to possible forfeiture granted to Mr. Evans, 8,600 to Mr. Caron, 3,000 to Mr. McCafferty, 5,400 to Mr. Weinberger, and 55,050 shares to all directors and officers as a group under the Corporation's 1988 Restricted Stock Plan; 1,000 shares held in a family trust by a member of the group, as to which the holder and his spouse have shared voting and investment power, and 200 shares held by a member of the group as joint trustee for his minor children, as to which shares he disclaims beneficial ownership.

                             ELECTION OF DIRECTORS

  It is the intention of the persons named in the enclosed form of proxy, unless authorization to do so is withheld, to vote for the election of the seven nominees named below, to serve as directors until the next annual meeting of stockholders and until their successors shall have been elected and qualified. If any nominee should be unavailable for election, an event which is not presently anticipated, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the enclosed form of proxy in accordance with their judgment, or the number of authorized directors may be reduced.

  Following is information concerning the nominees for election at the meeting. Each nominee has consented to being named in this Proxy Statement and to serve if elected. All nominees are currently serving as directors and were elected by the stockholders at the 1995 Annual Meeting. Ages shown are as of June 3, 1996.

WILLIAM A. ARMSTRONG

  Age 55. Vice President Human Resources and Administration of McKesson since April 1, 1993; Vice President Administration from January 1992 to April 1993; Vice President from July 1991 until January 1992; Executive Assistant to the Office of the Chief Executive from April 1990 until January 1992. Mr. Armstrong has been a director of the Corporation since 1991 and is a member of the Compensation Committee.

JON S. CARTWRIGHT

  Age 59. Director Emeritus and Senior Adviser of the Center for Telecommunications Management ("CTM"), a research, education and publishing center affiliated with the University of Southern California ("USC") Graduate School of Business Administration, since January 1995. Executive Director of CTM from January 1990 to January 1995; Professor of Management and Organization at the USC Graduate School of Business Administration from January 1992 to January 1995, and Associate Professor from January 1990 to January 1992. Mr. Cartwright has been a director of the Corporation since 1993 and is Chairman of the Audit Committee and a member of the Compensation Committee.

KENNETH M. EVANS

  Age 54. President and Chief Executive Officer and a director of the Corporation since April 1991. Mr. Evans is also a director of the O'Brien Corporation.

DAVID L. MAHONEY

  Age 41. Vice President of McKesson since 1990, and President of its Pharmaceutical Services Group since February 1996. Formerly he was President of McKesson's Healthcare Delivery Systems, Inc. subsidiary from September 1994 until December 1995, and served as Vice President Strategic Planning of McKesson from July 1990 to September 1994. Mr. Mahoney has been a director of the Corporation since 1992.

DAVID E. MCDOWELL

  Age 53. Chairman of the Board since April 1992. Employed as a Senior Adviser to McKesson Corporation since May 20, 1996; formerly he was President, Chief Operating Officer and a director of McKesson from January 1992 until he resigned effective May 20, 1996. Vice President and General Manager, Quality and Chief Information Officer of International Business Machines Corporation
(IBM) from November 1990 until January 1992; President of IBM's National Service Division from July 1987 until November 1990. He is also a director of Medaphis Corporation. Mr. McDowell has been a director of the Corporation since 1992 and is Chairman of the Compensation Committee and a member of the Audit Committee.

KAREN GORDON MILLS

  Age 42. President of MMP Group, Inc., a management company providing consulting and investment banking services, since 1993; Managing Director and Chief Operating Officer, Industrial Group, E. S. Jacobs & Company, from 1983 to 1993. Director of Triangle Pacific Corp., Arrow Electronics, Inc., Telex Communications, Inc., and The Scotts Company. Ms. Mills has been a director of the Corporation since 1994 and is a member of the Audit Committee.

ALAN SEELENFREUND

  Age 59. Chairman of the Board and Chief Executive Officer of McKesson since November 1989. He is also a director of McKesson and Pacific Gas and Electric Company. Mr. Seelenfreund has been a director of the Corporation since 1986.

     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Under the federal securities laws, the Corporation's Directors, its executive officers and any persons holding (as defined in the rules and regulations of the Securities and Exchange Commission) more than ten percent of the Corporation's Common Stock are required to report their initial ownership of the Corporation's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission (the "Commission"), the NASDAQ Stock Market and the Corporation. For fiscal year 1996, these filing requirements were satisfied, except that one director, Jon S. Cartwright, inadvertently failed to report the transfer of his directly-owned shares to a family trust on Form 5 for fiscal year 1995, but subsequently reported this transaction on a Form 5 for fiscal year 1996. In making this disclosure, the Corporation has relied solely on written representations of its Directors and executive officers and its ten percent holders and/or copies of the reports that they have filed with the Commission.

               COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

  The Board of Directors has designated two standing committees--an Audit Committee and a Compensation Committee. The members of each standing committee are appointed by the Board of Directors and serve a term coexistent with that of the Board that appointed such committee.

  The Audit Committee, composed of three directors, held two meetings during the year ended March 31, 1996. The Audit Committee recommends to the Board the retention or discharge of the Corporation's independent auditors and reviews the scope, extent and procedures of the audit and the fees to be paid therefor. The Committee also reviews the audit results, and approves the audited financial statements and recommends to the Board their inclusion in the annual report to stockholders; consults with the independent auditors, the internal auditors and management on the adequacy of internal accounting controls; and performs such other functions as may be necessary in the efficient discharge of its duties.

  The Compensation Committee, composed of three directors, held five meetings during the year ended March 31, 1996. The Compensation Committee serves as the administrative committee for the Corporation's stock option plan, restricted stock plan, deferred compensation plan, and all other incentive plans; reviews and makes recommendations to the Board with respect to the salary and other terms and conditions of employment of the Chief Executive Officer and approves salaries and other terms and conditions of employment of all other officers and of other employees of the Corporation above specified salary grades, and examines and makes recommendations to the Board regarding the Corporation's overall compensation program for managerial level employees.

  The Board of Directors held six meetings during the year ended March 31, 1996. Attendance at Board and Committee meetings combined averaged approximately 94%. Each director, except for Mr. Seelenfreund, attended more than 75% of the combined total meetings of the Board and Committees of the Board on which the director served at any time during the year.

  The Board of Directors will consider nominees for director recommended by stockholders. Any stockholder who wishes to recommend a nominee should submit the recommendation in writing to the Vice President and Corporate Secretary of the Corporation, c/o McKesson Corporation, One Post Street, San Francisco, CA 94104.

                           COMPENSATION OF DIRECTORS

  During the fiscal year ended March 31, 1996, each director who was not an employee of the Corporation or of McKesson received an annual retainer of $15,000, payable quarterly; a stipend of $1,000 for each Board or Committee meeting attended; and reimbursement for all expenses incurred in attending such meetings. Directors who are employees of the Corporation or of McKesson receive no additional compensation for their services as members of the Board or any Board committee. In addition, the nonemployee directors also receive nonqualified stock options under the provisions of the 1986 Stock Option Plan, which provide that each nonemployee director, on the date of the Annual Meeting of Stockholders at which he or she is first elected to the Board, is to receive an option to purchase 5,000 shares of Common Stock, which is immediately exercisable in full but expires in five equal annual installments. On the date of each subsequent annual meeting, each continuing nonemployee director automatically receives an option to purchase an additional 1,000 shares, which is immediately exercisable in full. Subject to the above-mentioned expiration provisions, the term of each option is five years.

  Under the Corporation's Deferred Compensation Administration Plan (the "DCAP"), any director entitled to compensation for services as a director may make an irrevocable election to defer receipt of all or a portion of his or her annual retainer and meeting fees, (but not less than $5,000), until such person ceases to be a director or attains age 65, whichever is later, or at such other time as is specified by the director, after which payments are made in any number of approximately equal annual installments over such period of years, not exceeding fifteen, as is elected by the director. In the event of a change in control of the Corporation (as defined in the DCAP) deferred funds shall be distributed immediately upon the effective date of the change. One director currently participates in the DCAP.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  David E. McDowell, Chairman of the Compensation Committee, is employed by McKesson as a Senior Adviser, and William A. Armstrong, a member of the Committee, is Vice President Human Resources and Administration of McKesson. The third member of the Committee, Jon S. Cartwright, is an independent outside director. (See the discussion of Certain Relationships and Related Transactions on page 15.)

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Corporation's executive compensation program is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee is composed of three directors. One of the members is an employee of McKesson, one is an officer of McKesson and the third is an independent outside director. The Committee is responsible for administering the Corporation's stock option and restricted stock plans, reviewing and making recommendations to the full Board with respect to the salary, incentive compensation and other terms and conditions of employment of the Chief Executive Officer and approving salaries, incentive compensation and other terms and conditions of employment of the other executive officers named in the Summary Compensation Table (the "executive officers") and other officers and key employees of the Corporation in and above specified salary grade levels.

  The following report was prepared by the members of the Committee (whose names appear at the end of the report) to provide the Corporation's stockholders with an explanation of Armor All's compensation policies, and the criteria used in designing compensation programs and setting compensation levels for the executive officers, and specifically, the compensation of the Chief Executive Officer during fiscal year 1996.

  In its deliberations concerning compensation of executive officers, the Committee considers the following factors: (1) the Corporation's performance in comparison with previously set objectives and against the prior year's achievement, (2) the individual performance of each executive officer, (3) a number of comparative compensation surveys, which are supplied by professional compensation consultants approved by the Committee and retained by the Corporation for this purpose, and other material concerning compensation levels and stock grants at similar companies, such as compensation information disclosed in the proxy statements of other companies, (4) the overall competitive environment for executives and the level of compensation needed to attract and retain executive talent, and (5) the recommendations of professional compensation consultants. Companies used in comparative analyses for executive compensation purposes are selected with the assistance of these professional compensation consultants. Such companies represent a broad cross-section of consumer product companies and are selected based on a variety of factors including similarity in financial attributes, size and complexity to the Corporation. The companies used in comparative analyses for executive compensation purposes include some of the companies in the Peer Group Index used in the Performance Graph, as well as other companies. The Committee relies on a broad array of companies in various industries for comparative analysis of executive compensation because it believes that the Corporation's competitors for executive talent are more varied than the companies included in the Peer Group Index chosen for comparing stockholder return in the Performance Graph.

  The Corporation's compensation program is designed to enhance stockholder value by linking a large part of the executives' compensation directly to performance. The objective is to provide base salary for executives at approximately the 60th percentile for executives at similar companies, while providing an opportunity to achieve total compensation (including base salary, annual bonus and long-term incentives) at the 75th percentile or above for exceptional performance.

                          Components of Compensation

  The Corporation's compensation package consists of base salary, a short-term incentive plan, and long-term incentives (stock and cash). Base pay is reviewed annually. Actual base salary is based on individual performance, competitive pay practices and level of responsibility. Competitive pay practices are determined through job evaluation and market comparisons. The fiscal year 1996 salaries of executive officers were determined primarily on the basis of each executive officer's performance and responsibility, the Corporation's performance, and competitive salary level market data. Increases in fiscal year 1996 salaries reflected the Committee's determination that compensation levels should be increased to remain competitive, given each executive officer's performance, the Corporation's performance in fiscal year 1996 and the competitive environment for executive talent.

  The Short-Term Incentive Plan ("STIP") rewards participants for reaching profit targets related to required rates of return. For fiscal year 1996, the measures included goals for pre-tax income at specified levels of investment. Individual executives' target values vary by level of responsibility, are set as a percentage of base salary and are competitive with those paid to executive officers at companies in the comparison group. The annual incentive award an executive officer is eligible to receive can range from zero to three times the incentive award percentage assigned to his or her position. STIP awards were not paid to the executive officers for fiscal year 1996, because the Company's financial performance was below the targets set forth in the plan.

  The Corporation has three executive compensation plans to help achieve long-term performance objectives. The three plans are the Stock Option Plan, the Restricted Stock Plan and the Long-Term Incentive Plan ("LTIP"). One-third of competitive long-term incentive value is intended to be provided by stock options, one-third by restricted stock and one-third by the cash LTIP. The LTIP provides cash awards based solely on the Corporation's results over three-year periods. Goals for this plan are set annually for the successive three-year period. These goals are designed to focus an executive officer's attention on long-term growth balanced with return to stockholders. The measures of financial performance currently in use for the LTIP are profit before tax in excess of a specified percentage return on assets employed. LTIP awards were not paid to the executive officers for the three-year period ended March 31, 1996, because the Company's financial performance was below the minimum targets required for payout under the plan. No further performance periods remain open under the LTIP which has been discontinued as an element of compensation for executive officers.

  In March 1996, the Board of Directors established an incentive plan for strategic business unit managers, including the named executive officers, except for Mr. Weinberger, for fiscal year 1997 ("FY1997 Incentive Plan"). The FY1997 Incentive Plan provides for performance awards payable in cash upon achievement of predetermined earnings per share targets for fiscal year 1997. Payment of the cash awards, if earned, will be paid in two equal installments--50% at the end of fiscal year 1997 and 50% at the end of fiscal year 1998.

  The Corporation's 1986 Stock Option Plan is designed to strengthen the link between the interests of stockholders and management. Stock options are generally granted annually and provide executives a ten-year period, subject to specified vesting requirements, to purchase shares of Common Stock at the full market price of the stock on the day the option is granted. Annual grants are generally equal to the target percent of pay described above modified by performance. In addition, the Committee considers the size of prior grants, but does not take into account the number of options currently held by an executive officer in determining annual award levels. The number of options needed to provide the target percent of pay is determined by use of a modified Black-Scholes model for valuing stock options.

  The Corporation's 1988 Restricted Stock Plan was established to provide strong incentive for highly qualified executives to remain with the Corporation as well as to strengthen their link to stockholders through increased stock ownership. Grants of restricted stock are considered annually. The current general practice is for restrictions to lapse only if performance goals are met during a four-year period. The measure used to determine if restrictions will lapse on the performance-based shares awarded in fiscal year 1996 will be the compounded increase in profit before tax over a four-year period.

  The Corporation has not yet adopted a policy regarding the recently enacted $1 million annual limitation on the federal income tax deductibility of compensation paid to any executive officer. However, it has been determined that the new limitations did not impact the Corporation in fiscal year 1996. At the present time, there are no executive officers whose compensation meets or exceeds the $1 million annual limit nor is it expected that an executive officer will reach this limit in fiscal year 1997. The Committee's present intention is to comply with the requirements of Section 162(m) unless the Committee concludes that required changes would not be in the best interests of the Corporation or its stockholders.

           Compensation of the President and Chief Executive Officer

  During fiscal year 1996, the Committee reviewed the performance of the President and CEO, Kenneth M. Evans, and approved his stock option and restricted stock awards using the same criteria that were used to determine awards for the executive officers discussed at the beginning of this report. Mr. Evans' compensation for fiscal year 1996 is shown in the Summary Compensation Table on page 11.

  On April 1, 1995, the Committee, with the concurrence of the full Board, increased Mr. Evans' annual salary from $300,000 to $312,000 based on the Corporation's performance for fiscal year 1995 and competitive market data on salary levels. Given the Corporation's disappointing operating results in fiscal year 1996, Mr. Evans, at his request, did not receive a salary increase at the end of the year. Additionally, since the profit targets established under the STIP and the performance goals established under the LTIP for the respective one-year and three-year incentive periods ended March 31, 1996 were not met, no awards were paid to Mr. Evans under either plan in fiscal year 1996.

  The stock option award to Mr. Evans made in January 1996 was based on the Committee's assessment of his overall performance during a difficult year and on the Committee's philosophy that stock ownership by management aligns management's interests more closely with those of the Corporation's stockholders. The restrictions imposed on the restricted stock award granted to Mr. Evans in January 1996 will lapse in fiscal year 2000 only if specific performance objectives for compound growth in profit before tax are met.

  It is the Committee's view that the total compensation package for Mr. Evans was based on an appropriate balance of (1) the Corporation's performance, (2) his individual performance, and (3) competitive practice.

                                          The Compensation Committee

                                          David E. McDowell, Chairman
                                          William A. Armstrong
                                          Jon S. Cartwright

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the performance of the Corporation's Common Stock during the period April 1, 1991 through March 31, 1996 with the NASDAQ Stock Market Index, and a peer group composed of the following seventeen consumer products companies: Alberto-Culver Company, Church & Dwight Co., Inc., Eljer Industries, Inc., First Brands Corporation, Kimball International, Inc., Lancaster Colony Corporation, La-Z-Boy Chair Company, National Presto Industries, Inc., NCH Corporation, Oneida Ltd., Royal Appliance Mfg. Co., RPM, Inc., The Scotts Company, Stanhome Inc., The Valspar Corporation, WD-40 Company, and Wynn's International, Inc. The Corporation is not included in the peer group. Pratt & Lambert, Inc., formerly a member of the peer group, has been removed because it is no longer a publicly-held company. Total Return Indices reflect reinvested dividends and are weighted on a market capitalization basis at the time of each reported data point. The stock price performance depicted in the performance graphs shown below is not necessarily indicative of future price performance.

                      Five-Year Cumulative Total Return*

                             [GRAPH APPEARS HERE]

                                 Fiscals Years

                          1991     1992     1993     1994     1995     1996
- ------------------------------------------------------------------------------
Armor All               $100.00  $111.40  $181.94  $191.07  $220.08  $173.91
NASDAQ Composite        $100.00  $127.45  $146.51  $158.15  $175.93  $238.88
Peer Group              $100.00  $118.49  $123.26  $126.24  $128.51  $150.60
- ------------------------------------------------------------------------------

- --------
* Assumes $100 invested in Armor All Common Stock and in each index on March 31, 1991 and that all dividends are reinvested.

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the compensation for services in all capacities to the Corporation for the three fiscal years ended March 31, 1994, 1995 and 1996 of the Chief Executive Officer, and each of the other four most highly compensated executive officers of the Corporation in fiscal year 1996.


                                                                   LONG-TERM COMPENSATION
                                                                ----------------------------
                                     ANNUAL COMPENSATION              AWARDS        PAYOUTS
                               -------------------------------  ------------------- --------
                                                                RESTRICTED
                                                  OTHER ANNUAL    STOCK               LTIP    ALL OTHER
   NAME AND PRINCIPAL                             COMPENSATION    AWARDS   OPTIONS/ PAYOUTS  COMPENSATION
      POSITION(1)         YEAR SALARY($) BONUS($)    ($)(2)       ($)(3)   SARS(#)    ($)       ($)(4)
   ------------------     ---- --------- -------- ------------  ---------- -------- -------- ------------
Kenneth M. Evans,         1996 $312,000  $      0   $35,428(5)   $ 81,875   15,000  $      0   $13,646
President and             1995  300,000   170,000       --        118,250   20,000    91,530    50,154
CEO                       1994  285,000   290,000       --        347,900   15,000   112,500    32,508
Michael G. McCafferty,    1996  134,615         0       --         49,125   35,000         0         0
Executive Vice President
and Chief Financial
Officer(6)
Michael A. Caron,         1996  177,500         0       --         32,750    6,500         0    10,298
Senior Vice President     1995  169,000    47,000       --         43,000    7,000    44,800    37,247
and President of Armor    1994  163,600    54,000       --         43,050    3,000    56,900    21,332
All International
Donald N. Weinberger,     1996  151,000         0       --              0        0         0     9,268
Vice President
Operations(6)
Steven L. Kliff,          1996  165,212         0       --              0        0         0     4,685
Senior Vice President     1995  175,000    47,000       --         43,000    6,500    41,000    29,413
Consumer Products(6)      1994  158,250    70,000       --         61,500    5,000         0     9,368

- --------
(1) Mr. McDowell, who serves as Chairman of the Board of the Corporation, receives no compensation from the Corporation.
(2) Except as noted in the footnotes below, the dollar value of perquisites and other personal benefits for each named executive officer during fiscal year 1996 was less than established reporting thresholds.
(3) All shares awarded in fiscal years 1996 and 1995 were performance-based and the restrictions will lapse at the end of fiscal years 2000 and 1999, respectively, if the Corporation meets specified financial goals. Of the restricted shares awarded in fiscal year 1994, 12,500 shares awarded to Mr. Evans, are being released in annual increments of 25% beginning one year after the date of the award, provided that Mr. Evans remains in the employ of the Corporation on the dates on which the restrictions lapse. The remaining restricted shares awarded in fiscal year 1994 were performance-based and will be released at the end of fiscal year 1998 if the Corporation attains a specified goal of compounded growth in profit before tax for the four-year period ending on March 31, 1998. Dividends are paid on the shares at the same rate as paid to all other stockholders. The 1988 Restricted Stock Plan provides that, in the event of a change in control of the Corporation or of McKesson (as defined in the plan), all restrictions on outstanding restricted stock grants shall immediately lapse. As of March 31, 1996, the number of shares of restricted stock outstanding to each named executive officer and the market value of the shares (based upon the closing stock price of $16.375 on Friday, March 29, 1996), respectively, were as follows: Mr. Evans, 33,050 and $541,194; Mr. McCafferty, 3,000 and $49,125; Mr. Caron, 8,600
   and $140,825; Mr. Weinberger, 5,400 and $88,425; and Mr. Kliff, 0 and $0.
(4) For fiscal year 1996, includes the aggregate value of (i) the Corporation's matching stock contributions under the Profit-Sharing Investment Plan ("PSIP"), a plan designed to qualify as an employee stock ownership plan under the Internal Revenue Code (the "Code"), allocated to the accounts of the named executive officers, as follows: Mr. Evans, $1,800; Mr. Caron, $1,800; and Mr. Weinberger, $1,800; (ii) employer matching cash contributions under the Supplemental PSIP, an unfunded, nonqualified plan established because of limitations on annual contributions to the PSIP contained in the Code, as follows: Mr. Evans, $4,794; Mr. Caron, $908; and Mr. Weinberger, $780; (iii) stock contributions made by McKesson to the named executives' ESOP accounts under the McKesson PSIP, as follows: Mr. Evans, $7,052; Mr. Caron, $7,120; Mr. Weinberger, $6,688; and Mr. Kliff, $4,685; and (iv) above-market interest accrued on deferred compensation for Mr. Caron in the amount of $470.
(5) Includes $13,618 imputed interest on the loan to Mr. Evans described under "Indebtedness of Executive Officers" on page 15.
(6) Mr. McCafferty's employment with the Corporation commenced on September 11, 1995; Mr. Weinberger became an executive officer on September 1, 1995; and Mr. Kliff's employment with the Corporation terminated on January 31, 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                         GRANT DATE
                                      INDIVIDUAL GRANTS                    VALUE
                         -------------------------------------------- ----------------
                                       % OF TOTAL
                                        OPTIONS
                                       GRANTED TO EXERCISE
                                       EMPLOYEES  OR BASE
                         OPTIONS/SARS  IN FISCAL   PRICE   EXPIRATION    GRANT DATE
          NAME           GRANTED(#)(1)    YEAR     ($/SH)     DATE    PRESENT VALUE(2)
          ----           ------------- ---------- -------- ---------- ----------------
Kenneth M. Evans........    15,000        7.16     $16.00   1/23/06       $ 60,720
Michael G. McCafferty...    25,000       11.93      17.50   9/20/05        110,688
                            10,000        4.77      16.00   1/23/06         40,480
Michael A. Caron........     6,500        3.10      16.00   1/23/06         26,312
Donald N. Weinberger....       -0-         -0-        -0-       -0-            -0-
Steven L. Kliff.........       -0-         -0-        -0-       -0-            -0-

- --------
(1) During fiscal year 1996, options to purchase an aggregate of 211,500 shares were granted to 59 optionees at option prices ranging from $16.00 to $19.25 with a weighted average option price of $16.48. All options granted to employees are for ten-year terms and are granted at fair market value and exercisable in installments of 25% per year beginning one year after the date of grant, except that the grant of 25,000 shares to Mr. McCafferty on September 20, 1995, at the exercise price of $17.50 per share, vests in full on the first anniversary of the date of grant. Optionees may satisfy the exercise price by submitting currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Corporation withhold shares otherwise issuable under the option with a fair market value equal to such obligations. The Corporation has not granted any stock appreciation rights.
(2) In accordance with Securities and Exchange Commission rules, a modified Black-Scholes option pricing model was chosen to estimate the grant date present value of 25.3% for the options set forth in this table. The assumptions used in calculating the reported value include: stock volatility, 35.09%; interest rate, 5.65%; annual dividend, $.64; exercise period, 10 years; reductions of approximately 9.61% to reflect the probability of forfeiture due to termination prior to vesting, and approximately 10.37% to reflect the probability of a shortened option term due to termination of employment prior to the option expiration date. The Corporation does not believe that the Black-Scholes model, or any other model, can accurately determine the value of an option. Accordingly, there is no assurance that the value realized by an executive, if any, will be at or near the value estimated by the Black-Scholes model. Future compensation resulting from option grants is based solely on the performance of the Corporation's stock price.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                             NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                          SHARES            OPTIONS AT FISCAL YEAR-   IN-THE-MONEY OPTIONS AT
                         ACQUIRED                   END (#)           FISCAL YEAR-END ($)(1)
                            ON     VALUE   ------------------------- -------------------------
          NAME           EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           -------- -------- ----------- ------------- ----------- -------------
Kenneth M. Evans........    -0-    $  -0-    90,000       45,000      $305,000      $5,625
Michael G. McCafferty...    -0-       -0-       -0-       35,000           -0-       3,750
Michael A. Caron........    -0-       -0-    34,938       15,312        86,581       2,438
Donald N. Weinberger....  2,825    16,306    23,600        6,875        10,781         -0-
Steven L. Kliff.........    -0-       -0-    18,563          -0-        34,125         -0-

- --------
(1) Calculated based upon the fair market value share price of $16.375 on Friday, March 29, 1996, less the share price to be paid on exercise. There is no guarantee that if and when these options are exercised they will have this value.

                     EMPLOYMENT CONTRACTS AND TERMINATION
               OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

  The Corporation does not have employment agreements with its executive officers. However, as of April 1, 1994 it entered into termination agreements with Messrs. Evans and Kliff providing for payment of severance benefits upon their termination of employment following a "change in control" of the Corporation (defined in the agreements as the occurrence of certain specified events). Mr. Kliff's agreement was cancelled when his employment terminated on January 31, 1996. Mr. Evans' agreement, which will remain in effect until terminated by the Board of Directors, provides for the payment of benefits upon a change in control of the Corporation or of McKesson and actual or constructive termination of employment within two years of such change. In the event of termination of employment under the agreement, the Corporation shall pay to the executive as severance pay in a cash lump sum an amount equal to
2.99 times his "severance pay base", subject to adjustment as described below. "Severance pay base" means the executive's "base amount" determined under
Section 280G of the Internal Revenue Code. The amount of severance benefits paid shall be no higher than the amount that is not subject to disallowance of deduction under Section 280G of the Internal Revenue Code. Accrual of service for Mr. Evans would continue under the McKesson Executive Benefit Retirement Plan and he would continue to participate in the McKesson Executive Medical Plan and Executive Survivor Benefits Plan for a minimum of twelve months, plus one month for each year of service with a maximum benefit of twenty-four months.

  For purposes of the termination agreements, a "change in control" is generally deemed to occur if (a) any person (as defined in the Securities Exchange Act of 1934, as amended) excluding the Corporation or any of its subsidiaries, a trustee or any fiduciary holding securities under an employee benefit plan of the Corporation or any of its subsidiaries, an underwriter temporarily holding securities pursuant to an offering of such securities or a corporation owned, directly or indirectly, by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation, is or becomes the "beneficial owner" (as defined in

Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 30% or more of the combined voting power of the Corporation's then outstanding securities; or (b) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Corporation to effect a transaction described in clause (a), (c) or (d) of this paragraph) whose election by the Board or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (c) the shareholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Corporation (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Corporation's then outstanding securities; or (d) the shareholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation's assets.

  On April 1, 1996 the Corporation entered into a settlement agreement with Mr. Kliff, in connection with the termination of his employment (the "Agreement"), whereby it agreed to pay to Mr. Kliff the cash sums of (i) $350,000 in settlement of certain claims, and (ii) $5,563 in reimbursement for the cost of six months of premiums on an HMO medical/group health insurance policy. The Agreement also provides for the extension until June 30, 1996 of the period within which Mr. Kliff may exercise all stock options which were exercisable on the date his employment terminated, and the waiver by the Corporation of $11,095 in interest on his outstanding loan (see "Indebtedness of Executive Officers" on page 15). The Agreement also contains standard provisions such as a mutual release of claims, continuing confidentiality obligations as to the terms of the Agreement, except as required by law, and protection of proprietary information.

                                RETIREMENT PLAN

  Employees of the Corporation participate in the McKesson Corporation Retirement Plan (the "McKesson Plan"). The costs of participation in the McKesson Plan are paid by the Corporation.

  The table below illustrates, as of March 31, 1996, the estimated annual benefits payable upon retirement at age 65 under the McKesson Plan in the specified compensation and years-of-service classifications. The benefits are computed as single life annuity amounts.

    FIVE YEAR                                           YEARS OF SERVICE
     AVERAGE                                     -------------------------------
  COMPENSATION                                     15      20      25      30
  ------------                                   ------- ------- ------- -------
    $150,000...................................  $29,432 $39,242 $49,053 $58,864
     200,000...................................   29,432  39,242  49,053  58,864
     300,000...................................   29,432  39,242  49,053  58,864
     400,000...................................   29,432  39,242  49,053  58,864
     500,000...................................   29,432  39,242  49,053  58,864
     600,000...................................   29,432  39,242  49,053  58,864
     700,000...................................   29,432  39,242  49,053  58,864

  Annual benefits are generally equal to a percentage of final average pay (averaged over the highest consecutive five-year period out of the last 15 years of service preceding retirement) up to Covered Compensation (the average of the Social Security wage bases over the 35 year period ending with the year the participant attains or will attain Social Security Retirement Age) plus a percentage of final average pay exceeding Covered Compensation, the total of which is multiplied by years of creditable service up to a maximum of 30 years. Compensation covered under the McKesson Plan is defined as base pay plus overtime and/or annual bonus as disclosed in the Summary Compensation Table for the named executive officers and as limited by Internal Revenue Code
Section 401(a)(17).

  As of March 31, 1996, the following individuals had the number of years of creditable service indicated: Mr. Evans, 5 years; Mr. McCafferty, 0 years; Mr. Caron, 11 years; and Mr. Weinberger, 7 years.

  Mr. Evans also participates in the McKesson Corporation 1984 Executive Benefit Retirement Plan (the "EBRP"). The benefit under the EBRP is a percentage of final average pay based on years of service or is determined by the Board of Directors. The maximum benefit is 60% of final average pay. The total paid under the EBRP is not reduced by Social Security benefits but is reduced by those benefits payable on a single life basis under the McKesson Plan. Based on retirement at age 65, the annual combined benefit payable to Mr. Evans under the McKesson Plan and the EBRP would be approximately $290,885.

                      INDEBTEDNESS OF EXECUTIVE OFFICERS

  During fiscal year 1996 Mr. Evans' maximum aggregate indebtedness to the Corporation, and the amount outstanding at May 15, 1996, was $400,000. This amount relates to an interest-free loan extended to Mr. Evans and secured by a deed of trust on certain residential property owned him. The principal amount of the loan is payable upon the earlier of (i) termination of Mr. Evans' employment with the Corporation, or (ii) sale of the property, unless the loan is then secured by a separate deed of trust on real property purchased by Mr. Evans as his principal residence.

  A loan in the amount of $300,000 to finance home repair and improvements was extended to Mr. Kliff in a prior fiscal year. The loan required annual interest payments at the rate of 4% per annum. Mr. Kliff's maximum aggregate indebtedness to the Corporation during fiscal year 1996 was $300,000 and the amount outstanding at March 31, 1996 was $196,000. Under the terms of his Agreement with the Corporation (see discussion under "Employment Contracts and Termination of Employment and Change in Control Arrangements" on page 13), this balance was paid in full in April 1996.

  No other director or executive officer was indebted to the Corporation in an amount exceeding $60,000 at any time during fiscal year 1996.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  On July 1, 1986, the Corporation entered into a Services Agreement, (the "Agreement") with McKesson, of which Mr. Seelenfreund is an officer and director, Messrs. Armstrong and Mahoney are officers and Mr. McDowell is a Senior Adviser. Pursuant to the Agreement, McKesson has agreed to provide certain corporate staff services to the Corporation. For the fiscal year ended March 31, 1996, the amount charged the Corporation by McKesson for such services was $519,000, exclusive of insurance and outside professional services that are billed separately. This charge is modified annually to reflect changes in McKesson's costs of providing these services. Such services include treasury and financial, legal, corporate secretary, tax, internal audit, planning and corporate development, accounting advice, and employee benefit, personnel and payroll services. The Corporation can request, and McKesson may provide, data processing, computer programming and other services to supplement the capabilities of the Corporation. McKesson has agreed to make available to the Corporation certain employee benefit plans and also has agreed to allow Corporation employees to continue to participate in McKesson's retirement plan and employee stock ownership plans. The Corporation has agreed to contribute annually to the plans the amount necessary to fund employee participation. The Corporation is also insured under McKesson's property and casualty insurance program for limits of liability and deductibles deemed appropriate for the Corporation's risk exposures and size. Premiums are based on the Corporation's risk exposure and historical loss experience.

  The Agreement is automatically renewed for successive one-year terms unless terminated and is reviewed annually by the Corporation's Chief Financial Officer with the independent nonemployee directors. The Agreement will be terminated if McKesson should own less than a majority of the outstanding voting stock of the Corporation, or upon 120 days' prior written notice by either party, or upon such earlier date as the parties may mutually agree to in writing. The Agreement provides that McKesson's liability with respect to any loss or damages arising in connection with the provision of services to the Corporation is limited to amounts billed for such services.

  Pursuant to the Agreement, the Corporation's U.S. operations participate on a daily basis in a cash management program administered by McKesson. Under this arrangement, the Corporation invests any excess cash under the cash management program, has access to the cash invested and meets cash requirements through borrowing from McKesson. All amounts invested with McKesson are deposited in a separate bank account in the Corporation's name. The Corporation receives interest from McKesson on funds deposited under the program, or pays interest to McKesson on funds borrowed, at a rate equal to the monthly Federal Reserve Composite Rate for 7-day commercial paper less one-tenth of one percent for funds deposited under the program and plus one-half of one percent for funds borrowed from McKesson. The Agreement provides that McKesson will make available that amount of cash necessary to provide the Corporation with sufficient funds to meet its needs as defined in its annual capital and operating budget and that the Corporation will pay McKesson an annual credit facility fee of $25,000. At March 31, 1996, the Corporation had invested $17,359,000 under the cash management program at an interest rate of 5.3%. The maximum amount invested by the Corporation under the cash management program at any month end during the fiscal year ended March 31, 1996 was $37,875,000. In the fiscal year ended March 31, 1996, the Corporation received from McKesson net interest in the amount of $1,486,000 pursuant to this arrangement.

  Under the terms of the Acquisition Agreement dated July 1, 1986 pursuant to which McKesson transferred the business of its Armor All Products Division to the Corporation (the "Acquisition Agreement"), McKesson and the Corporation have agreed that, so long as McKesson owns at least a majority of the outstanding voting stock of the Corporation, McKesson will refer to the Corporation any business opportunities McKesson deems appropriate concerning appearance protection products applicable to the automotive aftermarket. McKesson has complete discretion to determine which products or ideas the Corporation may develop or fund. McKesson has not established objective criteria to utilize in exercising its discretion. Such determinations will be made on a case-by-case basis as such opportunities arise. McKesson has no obligation to refer to the Corporation ideas or products whether or not related to appearance protection products applicable to the automotive aftermarket. McKesson is currently in the business of distributing appearance protection products, and will continue to be entitled to distribute such products and any other products it deems appropriate. The Corporation is entitled to retain and develop any product or idea within the scope of its intended operations which it develops through its own facilities or staff. McKesson is not obligated to fund, or permit the Corporation to fund, development of any product or idea, if McKesson concludes that such development is not in the Corporation's best interests.

                   AMENDMENTS TO THE 1986 STOCK OPTION PLAN

Background and Purpose

  The Board of Directors believes that the grant of stock options has been of substantial value in facilitating the efforts of the Corporation to attract and retain key employees and directors of outstanding ability by providing them an opportunity to acquire a proprietary interest in the Corporation and giving them an additional incentive to remain with the Corporation and to use their best efforts on its behalf. In view of the Corporation's policy to provide stock options to a broad category of key employees and nonemployee directors whose continued efforts are essential to the future growth and earnings of the Corporation, the Board of Directors believes it important that an adequate supply of Common Stock be available for future stock option grants. In order to continue to promote the objectives of the 1986 Stock Option Plan (the "Option Plan"), the Board of Directors adopted two amendments to the Option Plan on March 19, 1996, subject to approval of the Corporation's stockholders.

  To ensure that an adequate supply of shares is available for future awards under the Option Plan, the Board approved an amendment to increase by 800,000 the maximum number of shares of Common Stock that may be optioned thereunder to a total of 2,100,000 shares, and authorized the Compensation Committee to utilize such additional shares for the granting of options under the Option Plan prior to approval of the proposed amendment by the stockholders, on the condition that any such option so granted not be exercised unless and until the stockholders approve the proposed amendment at the 1996 Annual Meeting. The last increase of shares under the Option Plan was approved by the stockholders in 1991. As of May 15, 1996, 40,024 shares remained available for grant under the Option Plan.

  In addition, the Board of Directors approved an amendment to the Option Plan, which by its terms expires on September 30, 1996, extending it until such time as it is terminated by the Board.

  The full text of the proposed plan amendments is annexed as Exhibit A to this Proxy Statement. A description of the Option Plan, as currently in effect, follows.

Description of the Plan

  The Option Plan currently provides for the granting of nonqualified options to purchase an aggregate of not more than 1,300,000 shares of Common Stock of the Corporation. Shares subject to options which for any reason (except surrender for shares of stock) cease to be exercisable continue to be available for subsequent options under the Option Plan. The exercise price of the stock covered by each option may not be less than 85% of the fair market value of such stock on the date the option is granted. Shares issued upon exercise of options may be authorized but unissued stock or authorized and issued stock reacquired by the Corporation and held in treasury.

  The Option Plan provides that each nonemployee director who is elected to the Board for the first time at any special or annual meeting of stockholders is to receive, on such date, an option to purchase 5,000 shares of Common Stock, which is immediately exercisable in full but expires in five equal annual installments on the date of each of the five subsequent annual meetings. On the date of each such subsequent annual meeting, each continuing nonemployee director automatically receives an option to purchase an additional 1,000 shares, which is immediately exercisable in full. The exercise price of the options granted to nonemployee directors may not be less than 100% of the fair market value on the date the option is granted. Subject to the abovementioned expiration provisions, the term of each option is five years.

  The Option Plan is administered by the Compensation Committee of the Board (the "Committee"). Committee members are not eligible to receive options under the Option Plan, except for the options automatically granted to nonemployee directors as described above. From time to time the Committee may grant options to key employees and designate the number of shares for which an option will be granted. The Committee has the full power to construe and interpret the Option Plan and to establish, amend or rescind rules and regulations for its administration.

  The maximum term of each option, except for options granted to nonemployee directors, may be for such period of time as the Committee may determine, but not more than ten years from the date it is granted. In consideration of the granting of options under the Option Plan, an optionee must enter into a written Stock Option Agreement (the "Agreement") containing such terms, provisions and conditions determined by the Committee to be consistent with the Option Plan. An optionee, other than a nonemployee director, must remain in the continuous employ of the Corporation and/or one of its affiliates for a period of at least twelve months from the date on which the option is granted in order to first become eligible to exercise such option. Thereafter, options granted as installment options become exercisable in four equal annual installments beginning one year after the grant date. Options granted as non-installment options become fully exercisable at any time after four years from the date of grant. Any portion of an option not exercised as it becomes available shall accumulate and may thereafter be exercised by the optionee at any time during the option term. In the event of a capital adjustment resulting from a merger, consolidation, reorganization, recapitalization, reincorporation, stock split or stock dividend (in excess of 2%), the number of shares of Common Stock under option and the option price per share will be appropriately adjusted.

  The Option Plan provides that the Committee, in its sole discretion, may permit an optionee to pay the purchase price upon exercise of any option, in whole or in part, by tendering to the Corporation shares of the Corporation's Common Stock owned by the optionee and having an aggregate fair market value equal to the option price of the new shares being acquired. The rules under the Option Plan provide for the forfeiture, under certain circumstances, of options granted on or after March 21, 1994.

  The Board of Directors may at any time amend, suspend, or terminate the Option Plan, but may not adversely affect options already granted or, without stockholder approval, increase the maximum number of shares subject to the Option Plan (except for adjustments for recapitalization, stock dividends and other change in the corporate structure), or change the designation or class of employees eligible to receive options thereunder.

Federal Tax Consequences

  Options granted under the Option Plan will not qualify as "Incentive Stock Options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, but will be taxable as nonqualified options.

  No taxable income results to an optionee upon the grant of nonqualified stock options. Upon exercise, generally an optionee will have reportable ordinary income in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and such amount will be deductible by the Corporation for federal income tax purposes. The ordinary income upon exercise of the options will be subject to applicable withholding taxes. Generally, any profit or loss on the subsequent disposition of such shares will be short-term or long-term capital gain or loss, depending upon the holding period for the shares.

New Plan Benefits

  Inasmuch as awards under the Option Plan are granted at the sole discretion of the Committee, other than the initial and annual awards automatically granted to nonemployee directors, benefits under the Option Plan are not determinable. The Corporation has approximately 149 employees and in the fiscal year ended March 31,

1996, 57 key employees and two nonemployee directors were granted stock options. Awards granted during the fiscal year ended March 31, 1996 to the named executive officers are shown in the Option Grant Table on page 12. The number and dollar value of awards granted to all current executive officers as a group (including the named executive officers), to all current directors who are not executive officers as a group, and to all employees, including all current officers who are not executive officers, as a group, were 60,500 shares and $13,313; 2,000 shares and $0; and 149,000 shares and $44,250, respectively. The dollar values represent the difference between the option exercise price and the closing market price of the Corporation's Common Stock on March 29, 1996 of $16.375 per share.

  On June 3, 1996, the closing market price of the Corporation's Common Stock was $15.50 per share.

Vote Required

  Approval of the proposed amendments to the Option Plan will require the affirmative vote of a majority of the aggregate number of votes present in person or by proxy and entitled to vote at the annual meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENTS TO THE OPTION PLAN.

               RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors has appointed the firm of Deloitte & Touche LLP as independent auditors to audit the accounts of the Corporation for the fiscal year ending March 31, 1997. Deloitte & Touche served as auditors for the Corporation during the fiscal year ended March 31, 1996. Representatives of Deloitte & Touche are expected to be present at the meeting to respond to appropriate questions and to make a statement if they desire to do so.

                                 ANNUAL REPORT

  A copy of the Annual Report of the Corporation for the year ended March 31, 1996, including financial statements, accompanies this Proxy Statement.

                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

  A stockholder who intends to submit a proposal for inclusion pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 in the proxy statement for the 1997 Annual Meeting, must send the proposal so as to be received by the Vice President and Corporate Secretary of the Corporation, c/o McKesson Corporation, One Post Street, San Francisco, CA 94104, no later than February 18, 1997.

                                          By Order of the Board of Directors

                                          /s/ Nancy A. Miller

                                          Nancy A. Miller
                                          Vice President and Secretary

June 18, 1996

                                                                      EXHIBIT A

                 AMENDMENTS TO ARMOR ALL PRODUCTS CORPORATION
                            1986 STOCK OPTION PLAN
                (AS PROPOSED TO STOCKHOLDERS ON JULY 26, 1996)

  RESOLVED, that the first sentence of Section 2(a) of the Armor All Products Corporation 1986 Stock Option Plan (the "Option Plan") is amended to read in its entirety as follows (amendment is underlined):

    "2. Stock Subject to the Plan.

      (a) Options may be granted under the Plan from time to time to purchase an aggregate of not more than 2,100,000 shares of Stock."

  RESOLVED, FURTHER, that the last sentence of the second paragraph of Section 9(b) of the Option Plan is amended to read as follows (language to be deleted is shown as stricken, amendment is underlined):

    "This Plan shall remain in effect from the effective date until terminated by the Board of Directors of the Corporation." terminate on September 30, 1996, unless previously terminated by the Board pursuant to this paragraph. [portion outside quotes is stricken in original]

June 18, 1996



Dear Armor All Profit-Sharing Investment Plan Participant:

      As a participant in the Armor All Products Corporation Profit-Sharing Investment Plan ("PSIP"), you are a stockholder in the Corporation. At the Annual Stockholders Meeting to be held on July 26, 1996, you have the right to instruct the Plan Trustee, on the confidential basis, how to vote the shares of Armor All Common Stock allocated to your accounts on matters that come before the stockholders. Your PSIP accounts include the shares held as a result of Company Matching Contributions and Quarterly Contributions.

      The enclosed Proxy Statement describes the proposals to be voted on at this year's Annual Meeting. The Board of Directors of Armor All recommends that you vote FOR the election of directors and the amendments to the 1986 Stock Option Plan. Please complete, sign and return the enclosed PSIP voting card in the envelope provided. It you sign and return this card without marking any specific voting directions, your shares will be voted in accordance with the Board of Directors' recommendations as indicated above. This card also gives the Trustee authority to vote on your behalf on any other matters which may properly come before the meeting. All shares for which the Trustee receives no voting instructions will be voted in the same proportion as shares for which instructions are received.

      Participants who own shares of Armor All Common Stock by means other than the PSIP will receive a separate proxy for the voting of those shares.

      To ensure that your shares are represented and voted at the meeting according to your wishes, your signed PSIP voting card must be received by the Trustee by July 24, 1996. A copy of the Corporation's 1996 Annual Report will be distributed separately.

      I encourage you to exercise your voting rights as a stockholder of the Corporation.


                                             Sincerely,




                                              Kenneth M. Evans
                                              President and
                                              Chief Executive Officer

LOGO
                         ARMOR ALL PRODUCTS CORPORATION
                            PROXY FOR ANNUAL MEETING
                                 JULY 26, 1996
        SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

  The undersigned, whose signature appears on the reverse side, hereby constitutes and appoints Kenneth M. Evans, Nancy A. Miller and Michael G. McCafferty, and each of them, with full power of substitution, proxies to vote all stock of Armor All Products Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held in the Lobby Level Conference Room, 44 Montgomery Street, San Francisco, California, on Friday, July 26, 1996 at 10:00 A.M., or at any adjournments thereof, as specified upon the matters indicated below, and in their discretion upon any other matters that may properly come before said meeting.

  This Proxy when properly executed will be voted in the manner directed below. If no direction is given, this proxy will be voted FOR the following proposals:

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSALS:

1. Election of Directors
          William A. Armstrong, Jon S. Cartwright, Kenneth M. Evans, David L. Mahoney,
          David E. McDowell, Karen Gordon Mills and Alan Seelenfreund.

                 [_] FOR         [_] WITHHELD
  FOR, except vote withheld from the following nominee(s):
- --------------------------------------------------------------------------------
2. Approval of Amendments to the 1986 Stock Option Plan.

                 [_] FOR         [_] AGAINST     [_] ABSTAIN

  YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

- --------------------------------------------------------------------------------


                                                    Date: _______________, 1996

                                                    ---------------------------

                                                    ---------------------------
                                                           SIGNATURE(S)

                                                    NOTE: Please sign exactly
                                                    as name appears hereon.
                                                    Joint owners should each
                                                    sign. When signing as
                                                    attorney, executor,
                                                    administrator, trustee or
                                                    guardian, please give full
                                                    title as such.




- --------------------------------------------------------------------------------

                                PSIP VOTING CARD

              DIRECTION TO TRUSTEE, ARMOR ALL PRODUCTS CORPORATION
                         PROFIT-SHARING INVESTMENT PLAN

To: The Chase Manhattan Bank, N.A.

I direct you as Trustee of the Armor All Products Corporation Profit-Sharing Investment Plan to vote (in person or by proxy) as I have indicated on the reverse side hereof, all shares of Armor All Products Corporation Common Stock allocated to my accounts under the plan at the Annual Meeting of Stockholders of Armor All Products Corporation on July 26, 1996. You may vote according to your discretion (or that of your proxy holder) on any other matter which may properly come before the meeting.

     Election of Directors: William A. Armstrong, Jon S.
     Cartwright, Kenneth M. Evans,
     David L. Mahoney, David E. McDowell, Karen Gordon
     Mills and Alan Seelenfreund.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

                                                                 -------------
                                                                  SEE REVERSE
                                                                     SIDE
                                                                 -------------

    [X] PLEASE MARK VOTES
        AS IN THIS EXAMPLE

                                                 With-       For All
                                       For       hold        Except

 1. Election of Directors              [_]        [_]          [_]



       WILLIAM A. ARMSTRONG    DAVID L. MAHONEY
       JON S. CARTWRIGHT       DAVID E. MCDOWELL
       KENNETH M. EVANS        KAREN GORDON MILLS
                               ALAN SEELENFREUND

 If you do not wish your shares voted "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).
 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ABOVE PROPOSALS.


 2. Approval of Amendments to 1986 Stock Option Plan


                       FOR     AGAINST    ABSTAIN

                       [_]       [_]        [_]



 THIS VOTING CARD WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ABOVE. IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE PROPOSALS.



- -----------------------------------------------------------------------
 (Signature) X: ____________________________ Date:__________________
                Please be sure to sign and date this Proxy.
- -----------------------------------------------------------------------

- --------------------------------------------------------------------------------
 DETACH CARD                                                       DETACH CARD